Exhibit (j)(1)

CUSTODY AGREEMENT

by and between

IVY HIGH INCOME OPPORTUNITIES FUND

and

THE BANK OF NEW YORK MELLON

TABLE OF CONTENTS

SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS		1
1.1	Definitions	1
1.2	Establishment of Account	3
1.3	Representations and Warranties	4
1.4	Distributions	5
1.5	Authorized Instructions	5
1.6	Authentication	6
1.7	On-Line Systems	6

SECTION 2 – CUSTODY SERVICES		6
2.1	Holding Securities	6
2.2	Depositories	8
2.3	Agents	8
2.4	Custodian Actions without Direction	8
2.5	Custodian Actions with Direction	9
2.6	Foreign Exchange Transactions	9

SECTION 3 – CORPORATE ACTIONS		10
3.1	Custodian Notification	10
3.2	Direction	10
3.3	Voting Rights	10
3.4	Partial Redemptions, Payments, Etc	10

SECTION 4 – SETTLEMENT OF TRADES		10
4.1	Payments	10
4.2	Contractual Settlement and Income	10
4.3	Trade Settlement	11

SECTION 5 – DEPOSITS AND ADVANCES		11
5.1	Deposits	11
5.2	Sweep and Float	11
5.3	Overdrafts and Indebtedness	11
5.4	Securing Repayment	11
5.5	Setoff	12
5.6	Bank Borrowings	12

SECTION 6 – SALE AND REDEMPTION OF SHARES		13
6.1	Sale of Shares	13
6.2	Redemption of Shares	13
6.3	Check Redemptions	13

SECTION 7 – PAYMENT OF DIVIDENDS AND DISTRIBUTIONS		13
7.1	Determination to Pay	13
7.2	Payment	13

SECTION 8 – TAXES, REPORTS AND RECORDS		13
8.1	Tax Obligations	13

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8.2	Pricing and Other Data	14
8.4	Review of Reports	14
8.5	Books and Records	14
8.6	Local Regulatory Matters	15
8.7	Class Actions	15
8.8	Required Disclosure	16
8.9	Tools	16

SECTION 9 – PROVISIONS REGARDING THE CUSTODIAN		17
9.1	Standard of Care	17
9.2	Limitation of Duties and Liability	17
9.3	Losses	18
9.4	Force Majeure	18
9.5	Fees	18
9.7	Indemnification	18

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT		19
10.1	Amendment	19
10.2	Termination	19
10.3	Successors and Assigns	19

SECTION 11 – ADDITIONAL PROVISIONS		19
11.1	Non-Custody Assets	19
11.2	Appropriate Action	20
11.3	Governing Law	20
11.4	Representations	20
11.5	USA PATRIOT Act	20
11.6	Non-Fiduciary Status	20
11.7	Notices	20
11.8	Entire Agreement	20
11.9	Necessary Parties	21
11.10	Execution in Counterparts	21
11.11	Confidentiality	21
11.12	Additional Funds	22
11.13	Separate Agreements	22
11.14	Limitation of Liability	22

ii

CUSTODY AGREEMENT

CUSTODY AGREEMENT, dated as of May 28, 2013 (“Agreement”) between IVY HIGH INCOME OPPORTUNITIES FUND, a trust organized under the laws of the State of Delaware (the “Trust” or the “Fund”), and THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (the “Custodian”).

SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS

1.1 Definitions. Whenever used in this Agreement, the following words shall have the meanings set forth below:

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Account” or “Accounts” shall have the meaning set forth in Section 1.2.

“Act” shall have the meaning set forth in Section 8.6.

“Authorized Instructions” shall have the meaning set forth in Section 1.4.

“Authorized Person” shall mean any Person authorized by the Fund to give Oral Instructions or Instructions with respect to one or more Accounts or with respect to foreign exchange, derivative investments or information and transactional web based services provided by the Custodian or a BNY Mellon Affiliate. Authorized Persons shall include Persons authorized by an Authorized Person. Authorized Persons, their signatures and the extent of their authority shall be provided by a Certificate. The Custodian may conclusively rely on the authority of such Authorized Persons until it receives Written Instructions to the contrary.

“BNY Mellon Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Board of Trustees of the Trust.

“Book-Entry System” shall mean the U.S. Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

“Business Day” shall mean any day on which the Custodian and relevant Depositories are open for business.

“Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian by letter or facsimile transmission and signed on behalf of the Fund by two (2) Authorized Persons or persons reasonably believed by the Custodian to be Authorized Persons.

“CIP” shall have the meaning set forth in Section 11.5.

“Country Risks” shall mean: (a) the financial infrastructure of the country in which it is organized, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

“Data Providers” shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other Person providing Market Data to the Custodian.

“Data Terms Website” shall mean http://bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by the Custodian to the Fund.

“Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.

“Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the 1940 Act identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.

“Fund Confidential Information” shall have the meaning set forth in Section 11.11.

“Instructions” shall mean Written Instructions, S.W.I.F.T., on-line communications or other method or system, each as specified by the Custodian as available for use in connection with the services hereunder.

“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims, including reasonable counsel fees and expenses.

“Market Data” shall mean pricing or other data related to Securities and other assets. Market data includes but is not limited to security identifiers, valuations, bond ratings, classification data, and other data received from Data Providers.

“Non-Custody Assets” shall have the meaning set forth in Section 11.1.

“Oral Instructions” shall mean instructions expressed in spoken words received by the Custodian. Where the Custodian provides recorded lines for this purpose and provides a written request to the Fund to use such lines, such instructions must be given using such lines.

“Person” or “Persons” shall mean any entity or individual.

“Replacement Subcustodian” shall have the meaning set forth in Section 2.1.

“Securities” shall include, without limitation, any common stock and other equity securities, depository receipts, limited partnership and limited liability company interests, bonds, debentures and other debt securities, notes or other obligations, and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, a Foreign Depository or with a Subcustodian or on the books of the issuer).

“Shares” shall have the meaning set forth in Section 6.1.

“Special Account” shall have the meaning set forth in Section 1.2.

“Subcustodian” shall mean a bank or other financial institution (other than a Foreign Depository) located outside the U.S. which is utilized by the Custodian or by a BNY Mellon Affiliate, in connection with the purchase, sale or custody of Securities or cash hereunder and is identified to the Fund from time to time, and their respective successors and assigns.

“Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Tools” shall have the meaning set forth in Section 8.7.

“Written Instructions” shall mean written communications, including a Certificate, received by the Custodian by overnight delivery, postal services or facsimile transmission.

1.2 Establishment of Account. (a) The Trust hereby appoints the Custodian as the custodian of all Securities, cash and other assets of the Funds as agreed between the parties at any time delivered to the Custodian to be held under this Agreement. The Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts for each Fund in which the Custodian will hold Securities and cash as provided herein. Such accounts (each, an “Account,” and collectively, the “Accounts”) shall be in the name of each Fund.

(b) The Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Trust and the Custodian may agree upon (each a “Special Account”), and the Custodian shall reflect therein such assets as the Trust on behalf of a Fund may specify in Instructions.

(c) The Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in Instructions such Accounts on such terms and conditions as the Trust and the Custodian shall agree, and the Custodian shall transfer to such Accounts such Securities and money as the Trust may specify in Instructions.

1.3 Representations and Warranties. The Trust hereby represents and warrants, which representations and warranties shall be continuing, that:

(a) The Trust is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust, approved by a resolution of its Board, constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c) It is conducting its business in material compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d) It will not knowingly use the services provided by the Custodian hereunder in any manner that is, or will result in, a material violation of any law, rule or regulation applicable to the Fund;

(e) The Trust is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions to the Custodian, shall, and shall cause each Authorized Person, to safeguard and treat with commercially reasonable care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances;

(f) The Fund shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings does not exceed the amount it is permitted to borrow under the 1940 Act;

(g) The Fund’s transmission or giving of, and the Custodian acting upon and in reliance on Instructions or Oral Instructions pursuant to this Agreement shall at all times comply in all material respects with the 1940 Act;

(h) The Fund shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to reasonably ensure that each disbursement is for a proper purpose; and

(i) The Fund has the right to pledge and grant a security interest, if any, to the Custodian pursuant to Section 5.4 hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims, or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as the Custodian may reasonably require to assure such priority.

The Custodian hereby represents and warrants, which representations and warranties shall be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Custodian, constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c) It is conducting its business in material compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d) It will not knowingly use the assets delivered to it, or perform its services, pursuant to this Agreement in any manner that is, or will result in, a violation of any law, rule or regulation applicable to Custodian;

(e) It has established policies and procedures reasonably designed to prevent its violation of applicable federal and state laws and regulations.

(f) It will submit to the Trust on an annual basis a copy of its report prepared in compliance with the requirements of Statements on Standards for Attestation Engagements No. 16 issued by the American Institute of Certified Public Accountants, as it may be amended from time to time, or such other similar report or attestation used by professional custodians relating to their internal controls;

(g) Upon the request of the CCO, it will inform the Fund of any material changes to be made to its policies and procedures as a result of any regulatory examination, notice or other communication from a regulatory authority;

(h) It has at least the minimum qualifications required by Section 17(f)(1) of the 1940 Act to act as custodian of the Securities and cash of the Fund; and

(i) It has put into place business continuity policies and procedures reasonably designed to meet applicable regulatory requirements.

1.4 Distributions. The Custodian shall make distributions or transfers out of an Account pursuant to Instructions. In making payments to service providers pursuant to Instructions, the Fund acknowledges that the Custodian is acting as a paying agent, and not as the payor, for tax information reporting and withholding purposes.

1.5 Authorized Instructions. The Custodian shall be entitled to rely in good faith upon any Oral Instructions or Instructions actually received by the Custodian and reasonably believed by the

Custodian to be from an Authorized Person (“Authorized Instructions”). Notwithstanding any other provision included in this Agreement, Written Instructions relating to the disbursement of moneys of the Fund, other than in connection with the purchase, sale or settlement of Securities, shall be in the form of a Certificate. The Trust agrees that an Authorized Person shall forward to the Custodian Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Custodian. The Trust agrees that the fact Instructions confirming Oral Instructions are not received or that contrary Instructions are received by the Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions that the Custodian reasonably deemed to be valid and that were effected by the Custodian prior to the Custodian’s receipt of confirmation.

1.6 Authentication. If the Custodian receives Instructions that appear on their face to have been transmitted by an Authorized Person via (i) facsimile or other electronic method that is not secure, or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Trust understands and agrees that the Custodian cannot determine the identity of the actual sender of such Instructions and that the Custodian shall be entitled to conclusively presume that such Instructions have been sent by an Authorized Person unless the Custodian in good faith has a basis for questioning such presumption. The Trust shall be responsible for ensuring that Authorized Persons treat applicable user and authorization codes, passwords and authentication keys with commercially reasonable care.

1.7 On-Line Systems. If an Authorized Person elects to transmit Instructions through an on-line communication system offered by the Custodian, the use thereof shall be subject to any terms and conditions contained in a separate written agreement between the Custodian and the Trust on behalf of the Fund. If the Funds or an Authorized Person elects, with the Custodian’s prior consent, to transmit Instructions through an on-line communications service owned or operated by a third party, the Funds agree that the Custodian shall not be responsible or liable for the reliability or availability of any such service.

SECTION 2 – CUSTODY SERVICES

2.1 Holding Securities. (a) Subject to the terms hereof, the Trust hereby authorizes the Custodian to hold any Securities in registered form in the name of the Custodian or one of its nominees. Securities held for the Fund hereunder shall be segregated on the Custodian’s books and records from the Custodian’s own property. The Custodian shall be entitled to utilize, subject to subsection (c) of this Section 2.1, Subcustodians, Depositories, and subject to subsection (d) of this Section 2.1, Foreign Depositories in connection with its performance hereunder. Securities and cash held through Subcustodians shall be held subject to the terms and conditions of the Custodian’s or a BNY Mellon Affiliate’s agreements with such Subcustodians. Securities and cash deposited by the Custodian in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Subcustodians may be authorized to hold Securities in Depositories or Foreign Depositories in which such Subcustodians participate. Unless otherwise required by local law or practice or a particular -agreement with a Subcustodian, Depository or Foreign Depository, Securities deposited with Subcustodians, Depositories or Foreign Depositories will be held in a commingled account in the name of the Custodian or a BNY Mellon Affiliate for the Fund. The

Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Subcustodians, Depositories or Foreign Depositories. The Custodian shall, directly or indirectly through Subcustodians, Depositories, or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired. The Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (the “Replacement Subcustodian”). In the event the Custodian selects a Replacement Subcustodian, the Custodian shall not utilize such Replacement Subcustodian until after the Custodian, as the Fund’s foreign custody manager, has determined that utilization of such Replacement Subcustodian satisfies the requirements of the 1940 Act and Rule 17f-5 thereunder. Notwithstanding any other provisions hereof, with respect to any Losses incurred by the Fund as a result of the acts or the failure to act by any Subcustodian (other than a BNY Mellon Affiliate) , the Custodian shall take all reasonable and appropriate action to recover such Losses from such Subcustodian. With respect to any Losses incurred by the Fund as the result of the acts or the failure to act by any Subcustodian which is a BNY Mellon Affiliate, the Custodian shall be fully responsible as provided hereunder as if it had performed the acts or failure to act itself. With respect to any Losses incurred by the Fund as the result of the acts or the failure to act by any Subcustodian which is not a BNY Mellon Affiliate, the Custodian shall be fully responsible as provided hereunder as if it had performed the acts or failure to act itself except to the extent any such Losses (1) are due to the fraud of such Subcustodian and the Custodian exercised reasonable care in the selection or retention of such Subcustodian or (2) are due to the insolvency of such Subcustodian and the Custodian, exercising reasonable care, could not have been able to anticipate the occurrence of such insolvency.

(b) Unless the Custodian has received Instructions to the contrary, the Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian, and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(c) With respect to each Depository, the Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository, and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Depository

(d) With respect to each Foreign Depository, the Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Fund in advance of any transfer of assets to such Foreign Depository, to the extent reasonably practicable under the circumstances with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risks.

2.2 Depositories. The Custodian shall have no liability whatsoever for the action or inaction of any Depository or Foreign Depository or for any Losses resulting from the maintenance of Securities or cash with a Depository or a Foreign Depository, except in each case to the extent such action or inaction is a result of the Custodian’s failure to fulfill its obligations hereunder.

2.3 Agents. The Custodian may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its services hereunder provided that the Fund’s Securities, cash and other assets are not deemed to be in custody of such agent for purposes of the applicability of the 1940 Act. Except as otherwise specifically provided herein, no such appointment shall discharge the Custodian from its obligations hereunder.

2.4 Custodian Actions without Direction. With respect to Securities held hereunder, the Custodian shall, unless otherwise instructed to the contrary by the Fund:

a. Collect and receive all income, distributions and other payments due to the Account and advise the Fund as promptly as reasonably practicable of any such amounts due but not paid;

b. Present for payment and receive the amount paid upon all Securities which may mature and advise the Fund as promptly as reasonably practicable of any amounts due but not paid;

c. Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

d. Forward to the Trust or its designee proxy materials and otherwise facilitate access by the Fund or its designee to ballots or online systems to assist in the voting of proxies received for eligible positions of Securities held in the Account;

e. Forward to the Trust or its designee information (or summaries of information) that the Custodian receives from Depositories or Subcustodians concerning Securities in the Account;

f. Forward to the Trust or its designee notices of bankruptcy cases relating to Securities held in the Account and notices of any required action related to such bankruptcy cases as may be received by the Custodian;

g. Forward to the Trust or its designee notices and other materials relating to class actions in which the Fund may be eligible to participate as may be received by the Custodian;

h. Forward to the Fund or its designee information received by the Custodian regarding ownership rights pertaining to the property held for the Fund;

i. Deliver Securities upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into by the Fund;

j. Endorse for collection checks, drafts or other negotiable instruments;

k. Hold directly or through a Depository, a Foreign Depository or a Subcustodian all rights and similar Securities issued with respect to any Securities credited to an Account here under; and

l. Execute and deliver, solely in its custodial capacity, certificates, documents or instruments incidental to the Custodian’s performance under this Agreement.

2.5 Custodian Actions with Direction. The Custodian shall take the following actions in the administration of the Account only pursuant to Authorized Instructions:

a. Settle purchases and sales of Securities and process other transactions, including, free receipts and deliveries to a broker, dealer, future commission merchant or other third party specified in Instructions;

b. Take actions necessary to settle transactions in connection with futures or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments; and

c. Deliver Securities in the Account if an Authorized Person advises the Custodian that the Fund has entered into a separate securities lending agreement, provided that the Fund executes such agreements as the Custodian may require in connection with such arrangements.

2.6 Foreign Exchange Transactions. (a) For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in U.S. dollars to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. The Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from Subcustodians, Depositories, and Foreign Depositories. Such funds shall be in U.S. dollars or such other currency as the Fund may specify to the Custodian.

(b) Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. The Trust may issue standing Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund.

SECTION 3 – CORPORATE ACTIONS

3.1 Custodian Notification. The Custodian shall notify the Fund or its designee of rights or discretionary corporate actions and of the date or dates by when such rights must be exercised or such action must be taken, as promptly as practicable under the circumstances, provided that the Custodian has actually received notice of such right or discretionary corporate action from the relevant Subcustodian or Depository.

3.2 Direction. Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Fund’s ownership of Securities, the Fund or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act. In order for the Custodian to act, it must receive Instructions using the Custodian generated form or clearly marked as instructions for the decision at the Custodian’s offices addressed as the Custodian may from time to time request, by such time as the Custodian shall advise the Fund or its designee. Absent the Custodian’s receipt of such Instructions by such deadline, the Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

3.3 Voting Rights. All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. The Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Fund.

3.4 Partial Redemptions, Payments, Etc. The Custodian shall promptly advise the Fund or its designee upon its notification of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within the Account. If the Custodian, any Subcustodian, Depository or Foreign Depository holds any Securities affected by one of the events described, the Custodian, the Subcustodian, Depository or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

SECTION 4 – SETTLEMENT OF TRADES

4.1 Payments. Promptly after each purchase or sale of Securities by the Fund, an Authorized Person shall deliver to the Custodian Instructions specifying all information necessary for the Custodian to settle such purchase or sale. For the purpose of settling purchases of Securities, the Fund shall provide the Custodian with sufficient immediately available funds for all such transactions by such time and date as conditions in the relevant market dictate.

4.2 Contractual Settlement and Income. The Custodian may, as a matter of bookkeeping convenience, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received. The Custodian shall notify the Fund as promptly as practicable under the circumstances of any such reversal. Payment with respect to a transaction will not be “final” until the Custodian shall have received immediately available funds that under applicable local law, rule or practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.

4.3 Trade Settlement. Transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. When the Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor shall be completed simultaneously unless the Fund provides Authorized Instructions to the contrary. The Fund assumes full responsibility for all risks involved in connection with the Custodian’s delivery of Securities pursuant to Authorized Instructions in accordance with local market practice, except to the extent of losses resulting from the Custodian’s negligence, willful misconduct, lack of good faith or breach of this Agreement.

SECTION 5 – DEPOSITS AND ADVANCES

5.1 Deposits. The Custodian may hold cash in Accounts or may arrange to have such cash held by a BNY Mellon Affiliate, Subcustodian, or with a Depository or Foreign Depository. Where cash is on deposit with the Custodian, a Subcustodian, or a BNY Mellon Affiliate, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a BNY Mellon Affiliate or a Subcustodian, to the extent applicable, from time to time, including rates of interest and deposit account access.

5.2 Sweep and Float. Cash may be swept as directed by the Fund or its investment advisor to investment vehicles offered by the Custodian or to other investment vehicles. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Fund acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as set forth in the Fee Schedule.

5.3 Overdrafts and Indebtedness. The Custodian may, in its sole discretion, advance funds in any currency hereunder and Custodian will endeavor to notify the Trust immediately if the Custodian will not cover an overdraft. If an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Fund is for any other reason indebted to the Custodian, the Custodian agrees to endeavor to notify the Fund of such overdraft or indebtedness, and the Fund agrees to repay the Custodian on demand or upon becoming aware of the amount of the advance, overdraft or indebtedness, plus accrued interest at the rate set forth on the attached fee schedule, except that the Custodian will not be entitled to interest on any overdraft resulting from an error by the Custodian.

5.4 Securing Repayment. In order to secure repayment of the Fund’s obligations to the Custodian, the Fund hereby pledges and grants to the Custodian and agrees the Custodian shall have to the maximum extent permitted by law, a continuing first lien and security interest in, and right of setoff against: (a) all of the Fund’s right, title and interest in and to all Accounts in the Fund’s name and the Securities, money and other property now or hereafter held in such Accounts (including proceeds thereof) and (b) any other property at any time held by the Custodian for the Fund. The Fund represents that it owns the Securities in the Account free and clear of all liens, claims, security interests, and the first lien and security interest granted herein shall be subject to no setoffs, counterclaims, or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute). The Fund shall take any additional steps required to assure the Custodian of such priority security interest, including notifying third parties or obtaining their consent. Upon two days prior written notice, or without notice, if in the reasonable opinion of the Custodian there exists a risk that its ability to collect from the Accounts will be materially impacted by any delay, the Custodian shall be entitled to collect from the Accounts sufficient cash for reimbursement, and if such cash is insufficient, to sell the Securities in the Accounts to the extent necessary to obtain reimbursement. With respect to the limited first lien and security interest granted herein, the Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules or regulations as then in effect.

5.5 Setoff. Upon two days prior written notice, or without notice, if in the opinion of the Custodian there exists a risk that its ability to collect from the Accounts will be materially impacted by any delay, the Custodian shall be entitled to debit any cash in the Fund’s Accounts for any amount payable by the Fund in connection with any and all obligations of the Fund to the Custodian arising under this Agreement. In addition to the rights of the Custodian under applicable law and other agreements, at any time when the Fund shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right upon two days prior written notice, or without notice, if in the reasonable opinion of the Custodian there exists a risk that its ability to collect from the Accounts will be materially impacted by any delay, the Custodian shall be entitled to retain or set-off against such obligations of the Fund any cash the Custodian or a BNY Mellon Affiliate may directly or indirectly hold for the Fund, and any obligations (whether or not matured) that the Custodian or a BNY Mellon Affiliate may have to the Fund in any currency. Any such asset of, or obligation to, the Fund may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights except that Custodian and the Fund shall negotiate in good faith to determine which assets should be transferred, if any.

5.6 Bank Borrowings. If the Fund borrows money from any bank (including the Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by the Custodian hereunder as collateral for such borrowings, the Fund shall deliver to the Custodian Instructions specifying with respect to each such borrowing: (a) the name of the bank, (b) the amount of the borrowing, (c) the time and date, if known, on which the loan is to be entered into, (d) the total amount payable to the Fund on the borrowing date, and (e) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities. The Custodian shall deliver on the borrowing date specified in Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Instructions. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver such Securities as additional collateral as may be specified in Instructions to collateralize further any transaction described in this Section. The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in Instructions the name of the issuer, the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any Securities. In this event, the Custodian shall notify the Fund that the Securities were not delivered, and identify the information that the Fund failed to specify in the Instructions.

SECTION 6 – SALE AND REDEMPTION OF SHARES

6.1 Sale of Shares. Whenever the Fund shall sell any shares issued by the Fund (“Shares”), it shall deliver to the Custodian Instructions specifying the amount of money and/or Securities to be received by the Custodian for the sale of such Shares and specifically allocated to an Account for such Fund. Upon receipt of such money, the Custodian shall credit such money to an Account in the name of the Fund for which such money was received.

6.2 Redemption of Shares. Except as provided hereinafter, whenever the Fund desires the Custodian to make payment out of the money held by the Custodian hereunder in connection with a redemption of any Shares, it shall furnish to the Custodian Instructions specifying the total amount to be paid for such Shares. The Custodian shall make payment of such total amount to the transfer agent specified in such Instructions out of the money held in an Account of the appropriate Fund.

SECTION 7 – PAYMENT OF DIVIDENDS AND DISTRIBUTIONS

7.1 Determination to Pay. Whenever the Fund shall determine to pay a dividend or distribution on Shares, it shall furnish to the Custodian Instructions setting forth with respect to the Fund specified therein the date of the declaration of such dividend or distribution, the total amount payable, and the payment date.

7.2 Payment. Upon the payment date specified in such Instructions, the Custodian shall pay out of the money held for the account of such Fund the total amount payable to the dividend agent of the Fund specified therein.

SECTION 8 – TAXES, REPORTS AND RECORDS

8.1 Tax Obligations. The Fund shall be liable for all taxes, assessments, duties, levies and other governmental charges, including interest and penalties, with respect to any cash and Securities held on behalf of the Fund and any transaction related thereto. To the extent that the Custodian has received relevant and necessary information and all required tax documentation with respect to the Account, the Custodian shall perform the following services with respect to Tax Obligations:

a. The Custodian shall promptly file, as applicable by market of investment and allowed by local law for exemptions, relief-at-source or tax reclaim refunds with respect to withheld foreign (non-United States) taxes in instances in which such claims are appropriate and use all available measures customarily used to minimize the imposition of foreign taxes at source and promptly inform the Trust of alternative means of minimizing such taxes of which the Custodian shall become aware (or with the exercise of reasonable care should have become aware);

b. The Custodian shall withhold appropriate amounts, as required by United States tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions; and

c. The Custodian shall provide to the Fund such information received by the Custodian that could, in the Custodian’s reasonable belief, assist the Fund or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

8.2 Pricing and Other Data. The Custodian shall have no duty to provide Market Data related to the Account. In the event that the Custodian does provide Market Data, the Fund agrees not to use or rely on such Market Data and that the Custodian shall not be liable for any inaccuracies contained in any such Market Data.

8.3 Statements and Reports. The Custodian shall make available to the Fund a monthly report of all transfers to or from the Accounts and a statement of all holdings in the Accounts as of the last Business Day of each month. The Fund may elect to receive certain information electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, the Fund acknowledges that such transmissions are not encrypted and therefore are not secure. The Fund further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any Losses suffered or incurred by the Fund or any person claiming by or through the Fund as a result of the use of such methods, except where such Losses result from the negligence of the Custodian or the failure of Custodian to implement procedures reasonably designed to meet applicable regulatory requirements to protect and maintain its electronic or mechanical systems, software, and equipment.

8.4 Review of Reports. Within ninety (90) days after the Custodian makes available to the Fund a statement with respect to the Accounts, if the Fund has not given the Custodian written notice of any exception or objection thereto, for which the Fund has actual knowledge of a loss, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any claims concerning such statements. Losses for which a Fund has no actual knowledge remain subject to a claim against the Custodian.

8.5 Books and Records. The books and records pertaining to the Fund which are in possession of the Custodian shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and the rules thereunder. The Fund, or its authorized representatives, shall have access to such books and records during the Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, the Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by the Custodian on a computer disc, or are similarly maintained.

8.6 Local Regulatory Matters. The Custodian shall assist the Fund in complying with regulations and market practices of jurisdictions other than the United States of America applicable to the Fund’s foreign assets as the Fund may reasonably request from time to time. Such assistance may include, but not be limited to, soliciting information and guidance from depositories, exchanges and regulators; identifying law firms for the purpose of obtaining legal opinions at the expense of the relevant Fund or Funds but only after such Fund or Funds have been notified and agree in writing to the amount of such expenses; acting as a Fund’s representative (if required by local law) in making filings; and providing such other assistance with respect to its foreign assets as the Fund may reasonably request. Based on what the Custodian considers to be reasonably reliable sources of information, including its Subcustodians, Custodian shall inform the Fund as to the Custodian’s understanding of the Fund’s rights, duties and obligations under regulations and market practices of jurisdictions other than the United States of America in connection with actions taken by the Fund or the Custodian, including, but not limited to, corporate actions involving the Fund’s securities, provided, however, that the Custodian shall not provide to the Fund, what, in the opinion of the Custodian, constitutes legal advice.

8.7 Class Actions. (i) Upon receipt of a settled securities class action notification, the Custodian shall promptly research its records under its control or in its possession to endeavor to identify the Fund’s interest, if any, with respect to any such class action notification.

(ii) Promptly upon identifying a class action notification it has received as pertinent to the Fund, the Custodian will provide the Fund with a written summary of each class action notification (together with the information under its control or in its possession with regard to the applicable securities holding of the Fund) and the cut-off time by which the Fund is required to inform the Custodian if it disagrees with the Custodian’s record of such securities holdings and/or securities transactions or wishes to instruct the Custodian not to file a claim on the Fund’s behalf. With respect to class actions arising prior to the effective date of this agreement, the Custodian will use its best efforts to provide the information set forth in this paragraph.

(iii) Unless the Fund instructs the Custodian not to do so by the applicable cut-off time, the Custodian shall promptly complete and file the required claim forms for the particular class action insofar as they relate to transactions or holdings for which the Custodian acted as custodian. The Custodian shall present with the claim any supporting information that it has under its control or in its possession and that is required as part of the filing as set out in the class action notification. If the claim requires information which the Custodian does not have under its control or in its possession, the Custodian shall promptly notify the Fund in writing. The Custodian shall be authorized to disclose such information as may be reasonably required to complete and file such claims.

8.8 Required Disclosure. With respect to Securities issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires the Custodian to disclose to issuers, upon their request, the name, address and securities position of the Custodian’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. The Fund represents that it is the beneficial owner of the Securities. As beneficial owner it has designated below whether it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Fund.

With respect to Securities issued outside the United States, the Custodian shall disclose information required by law, regulation, rules of a stock exchange or organizational documents of an issuer. The Custodian is also authorized to supply any information regarding the Accounts that is required by any law, regulation or rules now or hereafter in effect. The Fund agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.

Pursuant to this Section 8.8, as Beneficial Owner:

☒ The Fund OBJECTS to disclosure

☐ The Fund DOES NOT OBJECT to disclosure

IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM THE FUND.

8.9 Tools. From time to time the Custodian may make available to the Fund or its agent(s) certain computer programs, products, services, reports or information (including, without limitation, information obtained by the Custodian from third parties and information reflecting the Custodian’s input, evaluation and interpretation (collectively, “Tools”). Tools may allow the Fund or its agent(s) to perform certain analytic, accounting, compliance, reconciliation and other functions with respect to the Account. By way of example, Tools may assist the Fund or its agent(s) in analyzing the performance of investment managers appointed by the Fund, determining on a post-trade basis whether transactions for the Account comply with the Fund’s investment guidelines, evaluating assets at risk, and performing account reconciliations. Tools may be used only for the Fund’s internal purposes, and may not be resold, redistributed or otherwise made available to third parties. Tools are the sole and exclusive property of the Custodian and its suppliers. The Fund may not reverse engineer or decompile any computer programs provided by the Custodian comprising, or provided as a part of, any Tools. Information supplied by third parties may be incorrect or incomplete, and any information, reports, analytics or other services supplied by the Custodian that rely on information from third parties may also be incorrect or incomplete. All Tools are provided

“AS IS,” whether or not they are modified to meet specific needs of the Fund and regardless of whether the Custodian is compensated by the Fund for providing such Tools. THE CUSTODIAN DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLS, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE CUSTODIAN AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOSS, COST, EXPENSE, DAMAGE, LIABILITY OR CLAIM SUFFERED OR INCURRED BY THE FUND, ITS AGENT(S) OR ANY OTHER PERSON AS A RESULT OF USE OF, INABILITY TO USE, OR RELIANCE UPON ANY TOOLS.

SECTION 9 – PROVISIONS REGARDING THE CUSTODIAN

9.1 Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise reasonable care in accordance with the standards that a professional custodian would observe in these affairs.

9.2 Limitation of Duties and Liability. Notwithstanding anything contained elsewhere in this Agreement, the Custodian’s liability hereunder is limited as follows:

a. The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement and shall be subject to such other limits on liability as are set out herein;

b. The Custodian shall not be liable for any Losses incurred by or asserted against Custodian, except those Losses arising out of the Custodian’s negligence, willful misconduct or lack of good faith;

c. The Custodian shall not be responsible for the title, validity or genuineness of any Securities or evidence of title thereto received by it or delivered by it pursuant to this Agreement or for Securities held hereunder being freely transferable or deliverable without encumbrance in any relevant market;

d. The Custodian shall not be responsible for the failure to receive payment of, or the late payment of, income or other payments due to the Account except when such failure or late payment is caused by or results from the Custodian’s negligence, willful misconduct or lack of good faith;

e. The Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment;

f. The Custodian may obtain the advice of independent legal counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice;

g. The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account and shall have no liability with respect to the Fund’s or an Authorized Person’s decision to invest in Securities or to hold cash in any currency; and

h. The Custodian shall have no responsibility if the rules or procedures imposed by Depositories or Foreign Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer to, by or for the account of the Fund of Securities or cash.

9.3 Losses. Under no circumstances shall either party be liable to, or be required to indemnify, the other or any third party for indirect, consequential or special damages arising in connection with this Agreement. In the event that a party is required to pursue legal action to pursue its rights in connection with any controversy, claim or action between the parties, arising from or related to this agreement, such party is entitled to receive from the other party its reasonable attorneys’ fees and costs where such party is a prevailing party in any such legal action. This provision shall survive the termination of this Agreement.

9.4 Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for any failure to perform under this Agreement or for any Losses to the Account resulting from any event beyond the reasonable control of the Custodian.

9.5 Fees. The Trust shall pay to the Custodian the fees and charges as may be specifically agreed upon in writing. The Trust shall also reimburse the Custodian for reasonable out-of-pocket expenses that are a normal incident of the services provided hereunder.

9.7 Indemnification. Indemnification by the Fund. The Fund shall indemnify and hold harmless the Custodian from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Fund, relating to or arising out of the performance of the Custodian’s obligations under this Agreement, except to the extent resulting from the Custodian’s negligence, willful misconduct, lack of good faith or the failure to exercise reasonable care in performing its duties under this Agreement as set forth in Section 9.1. This provision shall survive the termination of this Agreement.

b. Indemnification by the Custodian. In the event a claim is asserted against the Fund arising out of or in connection with any action or inaction by the Custodian in performing its duties in accordance with the standard of care set forth hereunder, and to the extent the Fund asserts and is successful in a related claim against the Custodian in which it is determined by a court or an arbiter of competent jurisdiction that the Custodian failed to discharge its duties in accordance with the standard of care set forth hereunder, then the Custodian shall indemnify the Fund for any and all costs, expenses, direct damages, liabilities or claims (including attorneys’ and accountants’ fees) sustained or incurred as a result of such claim.

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT

10.1 Amendment. This Agreement may be amended only by written agreement between the Fund and the Custodian.

10.2 Termination. (a) Either party may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of such notice. (b) Either party, immediately upon written notice to the other party, may terminate this Agreement upon the merger or bankruptcy of the other party. (c) The Fund may at any time terminate this Agreement if the Custodian has materially breached its obligations under this Agreement and such breach has remained uncured for a period of thirty days after the Custodian’s receipt from the Fund of written notice specifying such breach. (d) This Agreement will terminate automatically with respect to theFund if the Fund is liquidated or merged out of existence or when the Fund transfers all or substantially all of its assets and liabilities to another investment company or series thereof, effective upon such liquidation, merger or transfer. Upon termination hereof, the Fund shall pay to the Custodian such compensation as may be due to the Custodian, and shall likewise reimburse the Custodian for other amounts payable or reimbursable to the Custodian hereunder. The Custodian shall follow such reasonable Instructions concerning the transfer of custody of records, Securities and other items as the Fund shall give; provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith, and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Securities or cash remain in any Account after termination, the Custodian may deliver to the Fund such Securities and cash. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

In the event of a dispute following the termination of this Agreement, all relevant provisions shall be deemed to continue to apply to the obligations and liabities of the parties.

10.3 Successors and Assigns. Neither the Fund nor the Custodian may assign this Agreement without the prior written consent of the other. This Agreement shall be binding upon, and inure to the benefit of, the Fund and the Custodian and their respective successors and permitted assigns.

SECTION 11 – ADDITIONAL PROVISIONS

11.1 Non-Custody Assets. As an accommodation to the Fund, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by, or under the control of, the Custodian. Non-Custody Assets shall be designated on Custodian’s books as “shares not held” or by other similar characterization. The Fund acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Fund, its designee or the entity having custody regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on the Custodian’s books or set forth on account statements concerning Non-Custody Assets.

11.2 Appropriate Action. The Custodian is hereby authorized and empowered, in its sole discretion, to take any action with respect to an Account that it deems necessary or appropriate in carrying out the purposes of this Agreement.

11.3 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflicts of law provisions. The parties consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute hereunder. The Fund irrevocably waives any objection it may now or hereafter have to venue in such court and any claim that a proceeding brought in such court has been brought in an inconvenient forum. The parties agree that the establishment and maintenance of the Accounts, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the state of New York.

11.4 Representations. Each party represents and warrants to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

11.5 USA PATRIOT Act. The Fund hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify and verify the Fund’s identity. Accordingly, prior to opening an Account hereunder, the Custodian will ask the Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Fund’s identity, such as organizational documents, certificate of good standing, or other pertinent identifying information. The Fund agrees that the Custodian cannot open an Account hereunder unless and until the Custodian verifies the Fund’s identity in accordance with the Custodian’s CIP.

11.6 Non-Fiduciary Status. The Fund hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement, is not acting as a collateral agent and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

11.7 Notices. Notices shall be in writing and shall be addressed to the Custodian or the Fund at the address set forth on the signature page or such other address as either party may designate in writing to the other. All notices shall be effective upon receipt.

11.8 Entire Agreement. This Agreement, any related fee agreement and the Foreign Custody Manager Agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

11.9 Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Fund and the Custodian, and there are no other parties who are intended to be benefited by this Agreement.

11.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

11.11 Confidentiality. The Custodian agrees that, except as required by law, the Custodian will keep confidential all records and information in its possession relating to the Fund (“Fund Confidential Information”), will not disclose Fund Confidential Information to any person except at the request or with the consent of the Fund and will not use Fund Confidential Information except to perform its obligations under this Agreement. Fund Confidential Information shall include, but not be limited to, portfolio holdings and transaction counterparties.;

b. The Custodian hereby represents and warrants it has implemented measures reasonably designed to safeguard Fund Confidential Information. The Custodian shall upon request provide to the Funds such audit reports, or summaries thereof, concerning data security that makes available to its clients generally. The Custodian shall notify the Fund promptly of any unauthorized access to or use of Fund Confidential Information in the Custodian’s possession if an officer of the Custodian charged with the administration of this Agreement learns of or discovers any unauthorized access.

c. The Custodian acknowledges and agrees that the unauthorized use or disclosure of Fund Confidential Information may result in immediate and irreparable injury to the Trust, the Fund, or to an affiliate thereof, for which monetary damages may not be adequate. Therefore, in the event that the Custodian or any subcontractor or any employee of the Custodian, or of any subcontractor, uses or discloses Fund Confidential Information in breach of the Custodian’s obligations under this Agreement, or in the Fund’s good faith opinion any such party is likely to use or disclose Fund Confidential Information in breach of the Custodian’s obligations under this Agreement, then the Fund shall, in addition to any other rights it may have under this Agreement or in law, be entitled to equitable relief, including, but not limited to, temporary and permanent injunctive relief and specific performance. In addition, the Custodian agrees that the Fund shall be entitled to recover any pecuniary gain realized by the Custodian from the unauthorized use or disclosure of any Fund Confidential Information.

d. The term “Fund Confidential Information” does not include information which: (1) becomes generally available to the public other than as a result of a disclosure by the Custodian, (2) was available to the Custodian on a non-confidential basis prior to its disclosure by the Trust or its agents, except, as the Trust may reasonably request the Custodian to maintain such information as Fund Confidential Information, to the extent the Custodian so agrees to such request, and (3) becomes available to the Custodian on a non-confidential basis from a source other than the Trust; provided, however, that such source is not known by the Custodian to be bound by a confidentiality agreement with the Trust.

e. Notwithstanding the foregoing, the Custodian may disclose Fund Confidential Information (a) to its and its affiliates’ directors, officers, employees and agents, including accountants and legal counsel (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Fund Confidential Information and instructed to keep such Fund Confidential Information confidential), (b) to the extent requested by any regulatory or governmental authority or required by any law or regulation, (c) to the extent required by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of its rights or obligations under this Agreement, provided that each such person agrees to maintain the confidentiality of such information on the terms set forth in this Section, (f) with the consent of the Trust.

f. The Custodian may use Fund Confidential Information in the ordinary course of business to provide information based products and services to clients generally, including without limitation, (i) analyses of market trends and trading volumes, (ii) indices and analytic and measurement tools, and (iii) information memoranda and ‘white papers’; provided that, in all cases, information will be without attribution to the Fund and only in an aggregated form anonymously compiled with other clients’ or third-parties’ data.

11.12 Limitation of Liability. The Custodian acknowledges that obligations or liabilities of a Fund refer to obligations or liabilities of that Fund only and such obligations or liabilities shall be satisfied only from the assets of such Fund and not from the assets of any other Fund.

11.13 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.

11.14 The Custodian shall cooperate with the Fund’s independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Authorized Signer of:		Authorized Officer of:

IVY HIGH INCOME OPPORTUNITIES FUND		THE BANK OF NEW YORK MELLON

By:	/s/ Henry J. Herrmann	By:	/s/ Terence Farrell
Name:	Henry J. Herrmann	Name:	Terence Farrell
Title:	President	Title:	Managing Director
Date:	May 28, 2013	Date:	May 28, 2013

Address for Notice:		Address for Notice:
6300 Lamar Avenue Overland Park, Kansas 66202		The Bank of New York Mellon c/o BNY Mellon Asset Servicing

Attention:		Attention: